Exhibit 99.1

NEWS RELEASE
	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Fourth Quarter and Year-End 2007 Results
Company schedules conference call for March 6, 2008 at 10:00 A.M. Eastern
     DALLAS, TEXAS, March 5, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter ended December 31, 2007. Net loss for the fourth quarter of 2007 was ($39.9) million, or ($0.85) per share, compared to net income of $22.0 million, or $0.47 per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($41.5) million, or ($0.89) per share, for the fourth quarter of 2007, compared to net income of $26.0 million, or $0.56 per share, for the same period last year.
     Net income for the year ended December 31, 2007 was $103.9 million, or $2.22 per share, compared to $157.4 million, or $3.37 per share, for the same period last year. Excluding special items, net income for the year ended December 31, 2007 was $99.5 million, or $2.13 per share, compared to $138.5 million, or $2.96 per share, for the same period last year.
     Jeff Morris, Alon’s President and CEO, commented “The fourth quarter was a challenging quarter as earnings were negatively affected by record crude oil prices, which resulted in the worst quarter in the history of the company. However, 2007 was the second best year in the history of the company. In 2007 we set throughput records at each of our refineries and reached new sales levels in both our asphalt and convenience retail segments. We believe that the overall increase in sales by almost 50% year over year is a reflection of the potential and the future growth of our company.”
     Mr. Morris added, “On February 18, 2008, the Big Spring Refinery experienced a major fire. We believe we are adequately insured and are aggressively working to re-establish production at the facility. We are very proud of the performance of all Big Spring personnel and emergency responders which helped to limit the severity of injuries and damage to our equipment. Importantly, no major vessels, compressors, or motors will require replacement. We are currently ahead of our own internal schedule and continue to be optimistic about returning to the first stage of operation, producing gasoline, diesel and asphalt by the end of March.
     “We are continuing to progress on our announced hydrotreater and mild hydrocracker projects at our California refineries and expect to complete these projects on schedule. In addition, our board of directors has approved plans for an initial public offering related to our retail and marketing businesses which we will seek to complete by year end. Our board of directors has also instructed us to continue to pursue the M&A activities we are currently evaluating. In sum, while we will be working hard to repair our Big Spring refinery, these efforts will not lessen our focus on opportunities to further our growth strategies.”

Fourth Quarter 2007
     Special items for the fourth quarter of 2007 included $1.6 million of after-tax gain recognized on the disposition of assets in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, L.P., in the first quarter of 2005 (the “HEP Contribution”). Special items for the fourth quarter of 2006 included $6.0 million aggregate after-tax inventories adjustments related to the refinery acquisitions of Paramount Petroleum Corporation (“Paramount”) and Edgington Oil Company (“Edgington”) in the third quarter of 2006 and $2.0 million of after-tax gain recognized in the HEP Contribution.
     The combined refineries throughput for the fourth quarter of 2007 averaged 124,376 barrels per day (“bpd”), consisting of an average of 66,633 bpd at the Big Spring refinery and an average of 57,743 bpd at the California refineries compared to the combined refineries throughput for the fourth quarter of 2006 of 125,584 bpd, consisting of an average of 65,931 bpd at the Big Spring refinery and 59,653 bpd at the California refineries. The lower throughput volumes for the California refineries in the fourth quarter of 2007 was due to reduced rates caused by lower refining margins.
     Earnings in the fourth quarter of 2007 compared to the fourth quarter of 2006 were adversely affected by lower asphalt margins and lower refinery operating margins at both the Big Spring and California refineries. Asphalt margins in the fourth quarter of 2007 were ($9.03) per ton compared to $44.34 per ton in the fourth quarter of 2006. The decrease in asphalt margins is primarily due to increased crude oil prices in the fourth quarter of 2007. Refinery operating margins at the California refineries in the fourth quarter of 2007 were ($5.28) per barrel compared to $6.21 per barrel in the fourth quarter of 2006. West Coast 3-2-1 crack spreads decreased to an average of $16.92 per barrel for the fourth quarter of 2007 compared to an average of $18.90 per barrel for the fourth quarter of 2006. The California refineries operating margins were also negatively impacted by increased crude oil prices. The Big Spring refinery operating margin for the fourth quarter of 2007 was $4.88 per barrel compared to $10.17 per barrel for the fourth quarter of 2006. The Big Spring refinery operating margin was lower for the fourth quarter of 2007 primarily due to operational issues related to the catalytic reformer that were remediated during the scheduled turnaround in January 2008 and higher crude prices. Gulf Coast 3-2-1 crack spreads decreased to an average of $7.94 per barrel for the fourth quarter of 2007 compared to an average of $8.54 per barrel for the fourth quarter of 2006.
Year-End 2007
     Special items for the year ended December 31, 2007 included $4.4 million of after-tax gain recognized on disposition of assets in connection with the HEP Contribution. Special items for the year ended December 31, 2006 included: $38.9 million of aggregate after-tax gains resulting from the sale of Alon’s inactive Amdel and White Oil crude oil pipelines in the first quarter of 2006 and from the HEP Contribution; $5.8 million of aggregate after-tax interest expense resulting from the prepayment of debt; $12.5 million of after-tax inventories adjustments related to the acquisitions of Paramount and Edgington; and a $1.8 million after-tax charge for special employee bonuses.
     The combined refineries throughput for the year ended December 31, 2007 averaged 129,907 bpd, consisting of an average of 68,145 bpd at the Big Spring refinery and an average of 61,762 bpd at the California refineries compared to an average of 65,413 bpd at the Big Spring refinery for the year ended December 31, 2006 and an average of 60,066 bpd at the California refineries from their acquisition in the third quarter of 2006 through December 31, 2006.
     Earnings for the year ended December 31, 2007 compared to the year ended December 31, 2006 decreased primarily as a result of the Big Spring catalytic reformer issue discussed above and lower asphalt margins. The Big Spring refinery operating margin for the year ended December 31, 2007 was $13.96 per barrel compared to $13.72 per barrel for the same period in 2006. Gulf Coast 3-2-1 crack spreads increased to an average of $15.00 per barrel for the year ended December 31, 2007 compared to an average of $12.48 per barrel for the year ended December 31, 2006. Refinery operating margins at the

California refineries for the year ended December 31, 2007 were $2.54 per barrel compared to $3.50 per barrel from their acquisition in the third quarter of 2006 through December 31, 2006. This decrease in refinery operating margins was primarily due to the increase in crude oil prices. West Coast 3-2-1 crack spreads increased to an average of $27.37 per barrel for the year ended December 31, 2007 compared to an average of $24.30 per barrel for the year ended December 31, 2006. Asphalt margins for the year ended December 31, 2007 were $26.07 per ton compared to $37.12 per ton for the year ended December 31, 2006.
     Conference Call
     Alon has scheduled a conference call for Thursday, March 6, 2008, at 10:00 a.m. Eastern, to discuss the fourth quarter and year-end 2007 results. To access the call, please dial (800) 240-4186, or (303) 262-2140, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference call live on the Alon corporate website, http://www.alonusa.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through March 20, 2008 and may be accessed by calling (800) 405-2236, or (303) 590-3000, for international callers, and using the passcode 11107168. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon supplies approximately 780 additional FINA branded stations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
     This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS FINANCIAL DATA (A)
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2006 AND
INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER	For the Three Months Ended		For the Year Ended
31, 2006 IS UNAUDITED)	December 31,		December 31,
	2007	2006	2007	2006
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$1,146,694	$837,636	$4,542,151	$3,093,890
Operating costs and expenses:
Cost of sales	1,122,425	712,403	3,999,287	2,627,321
Direct operating expenses	48,825	48,263	201,196	129,277
Selling, general and administrative expenses (1)	30,219	24,834	105,352	86,939
Depreciation and amortization (2)	14,760	13,792	57,403	34,274

Total operating costs and expenses	1,216,229	799,292	4,363,238	2,877,811

Gain on disposition of assets (3)	2,618	3,286	7,206	63,255

Operating income (loss)	(66,917)	41,630	186,119	279,334
Interest expense (4)	(11,873)	(10,507)	(47,747)	(30,658)
Equity earnings of investees	1,106	986	11,177	3,161
Other income, net	1,637	1,492	6,565	7,740

Income (loss) before income tax expense (benefit) and minority interest in income (loss) of subsidiaries	(76,047)	33,601	156,114	259,577
Income tax expense (benefit)	(33,583)	10,616	46,199	93,968

Income (loss) before minority interest in income (loss) of subsidiaries	(42,464)	22,985	109,915	165,609
Minority interest in income (loss) of subsidiaries	(2,595)	1,015	5,979	8,241

Net income (loss)	$(39,869)	$21,970	$103,936	$157,368

Earnings (loss) per share, basic	$(0.85)	$0.47	$2.22	$3.37

Weighted average shares outstanding (in thousands)	46,775	46,751	46,763	46,738

Cash dividends per share	$0.04	$0.04	$0.16	$3.03

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(49,645)	$54,549	$123,950	$142,977
Investing activities	3,330	(19,455)	(147,254)	(421,070)
Financing activities	(4,496)	(14,841)	27,753	205,439
OTHER DATA:
Adjusted net income (loss) (5)	$(41,479)	$26,022	$99,504	$138,545
Earnings (loss) per share, excluding after-tax gain on disposition of assets, interest expense related to the prepayment of debt, net of tax, inventories adjustments related to acquisitions, net of tax and special employee bonus payment, net of tax (5)	$(0.89)	$0.56	$2.13	$2.96

Adjusted EBITDA (6)	$(52,032)	$54,614	$254,058	$261,254
Capital expenditures (7)	13,335	12,454	42,204	39,832
Capital expenditures for turnarounds and chemical catalyst	485	950	9,842	3,940

	December 31,	December 31,
	2007	2006
BALANCE SHEET DATA (end of period):
Cash, cash equivalents and short-term investments	$95,911	$64,166
Working capital	279,580	228,779
Total assets	1,581,386	1,408,785
Total debt	536,615	498,669
Total stockholders’ equity	387,767	290,330

(A)	Alon acquired the California refineries and asphalt assets in the third quarter of 2006. Comparable data related to the Paramount Petroleum Corporation refinery and asphalt assets are included for five months in the results of operations for the year ended December 31, 2006. The Edgington Oil Company refinery was acquired on September 28, 2006 and, therefore, comparable data related to this refinery is included for three months in the results of operations for the year ended December 31, 2006.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
REFINING AND MARKETING SEGMENT (B)	2007	2006	2007	2006
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (8)	$1,067,471	$853,154	$4,128,153	$2,744,943
Operating costs and expenses:
Cost of sales	1,065,099	765,639	3,720,870	2,385,080
Direct operating expenses	36,634	39,339	154,267	108,673
Selling, general and administrative expenses	6,717	7,505	28,141	21,375
Depreciation and amortization	11,180	10,483	46,628	24,961

Total operating costs and expenses	1,119,630	822,966	3,949,906	2,540,089

Gain on disposition of assets (3)	2,589	3,282	7,138	63,251

Operating income (loss)	$(49,570)	$33,470	$185,385	$268,105

KEY OPERATING STATISTICS:
Total sales volume (bpd)	108,274	132,436	125,585	131,662
Non-integrated marketing sales volume (bpd) (9)	10,906	15,615	13,346	17,995
Non-integrated marketing margin (per barrel sales volume) (9)	$0.52	$0.75	$0.56	$(0.47)
Per barrel of throughput:
Refinery operating margin — Big Spring (10)	$4.88	$10.17	$13.96	$13.72
Refinery operating margin — CA Refineries (10) (17)	(5.28)	6.21	2.54	3.50
Refinery direct operating expenses — Big Spring (11)	4.29	4.23	3.67	3.63
Refinery direct operating expenses — CA Refineries (11)(17)	1.95	2.50	2.79	2.38
Capital expenditures	9,244	5,051	29,498	27,740
Capital expenditures for turnaround and chemical catalysts	485	950	9,842	3,940
PRICING STATISTICS:
WTI crude oil (per barrel)	$90.61	$59.39	$72.32	$66.06
WTS crude oil (per barrel)	84.45	54.54	67.32	60.91
MAYA crude oil (per barrel)	75.67	46.96	59.86	51.26
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$7.94	$8.54	$15.00	$12.48
Group III (12)	9.77	9.94	19.41	14.37
West Coast (12)	16.92	18.90	27.37	24.30
Crack spreads (6/1/2/3) (per barrel):
West Coast (12)	$1.71	$2.50	$6.33	$3.66
Crude oil differentials (per barrel):
WTI less WTS (13)	$6.16	$4.85	$5.00	$5.15
WTI less MAYA (13)	14.94	12.43	12.46	14.74
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.256	$1.540	$2.045	$1.829
Gulf Coast low-sulfur diesel	2.527	1.772	2.147	1.951
Group III unleaded gasoline	2.302	1.561	2.160	1.866
Group III low-sulfur diesel	2.567	1.829	2.233	2.014
West Coast LA CARBOB (unleaded gasoline)	2.548	1.872	2.442	2.196
West Coast LA ultra low-sulfur diesel	2.585	1.888	2.237	2.060
Natural gas (per MMBTU)	$7.39	$7.24	$7.12	$6.98

(B)	Following the acquisitions of the California refineries and asphalt assets, we added a third reporting segment, the asphalt segment, beginning in the third quarter ended September 30, 2006. As a result, asphalt is no longer included in the refining and marketing segment. All comparable periods for the refining and marketing segment exclude asphalt, as this information is now reflected in the asphalt segment.

THROUGHPUT AND YIELD	For the Three Months Ended				For the Year Ended
DATA:	December 31,				December 31,
BIG SPRING	2007		2006		2007		2006
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery crude throughput:
Sour crude	57,498	86.3	59,383	90.1	58,607	86.0	58,529	89.4
Sweet crude	4,557	6.8	2,850	4.3	5,017	7.4	2,987	4.6
Blendstocks	4,578	6.9	3,698	5.6	4,521	6.6	3,897	6.0

Total refinery throughput (14)	66,633	100.0	65,931	100.0	68,145	100.0	65,413	100.0

Refinery production:
Gasoline	33,763	51.2	31,249	48.1	32,135	47.5	29,671	46.0
Diesel/jet	17,793	27.0	19,785	30.5	19,676	29.1	20,651	32.0
Asphalt	7,639	11.6	5,691	8.8	7,620	11.3	6,147	9.5
Petrochemicals	3,406	5.2	4,834	7.4	3,980	5.9	4,465	6.9
Other	3,277	5.0	3,351	5.2	4,190	6.2	3,627	5.6

Total refinery production (15)	65,878	100.0	64,910	100.0	67,601	100.0	64,561	100.0

Refinery Utilization (16)		88.6%		88.9%		92.5%		90.8%

THROUGHPUT AND YIELD	For the Three Months Ended				For the Year Ended		For the Period Ended
DATA:	December 31,				December 31,		December 31,
CALIFORNIA REFINERIES	2007		2006		2007		2006
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery crude throughput:
Sour crude	14,577	25.2	37,422	62.7	20,839	33.7	37,171	61.9
Heavy crude	42,410	73.4	21,615	36.2	40,700	65.9	22,533	37.5
Blendstocks	756	1.3	616	1.0	223	0.4	362	0.6

Total refinery throughput (14)(17)	57,743	100.0	59,653	100.0	61,762	100.0	60,066	100.0

Refinery production:
Gasoline	7,269	12.9	7,555	13.1	7,318	12.1	6,806	11.6
Diesel/jet	12,319	21.9	10,922	18.9	13,360	22.1	11,026	18.9
Asphalt	17,717	31.5	18,928	32.7	19,006	31.5	19,500	33.3
Light unfinished	2,252	4.0	6,144	10.6	3,071	5.1	6,144	10.5
Heavy unfinished	16,616	29.5	2,507	4.4	16,793	27.9	2,938	5.0
Other	133	0.2	11,714	20.3	793	1.3	12,126	20.7

Total refinery production (15)(17)	56,306	100.0	57,770	100.0	60,341	100.0	58,540	100.0

Refinery Utilization (16)		79.9%		83.8%		85.9%		83.8%

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
ASPHALT SEGMENT	2007	2006	2007	2006
	(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales	$136,429	$166,766	$642,937	$389,634
Operating costs and expenses:
Cost of sales (18)	139,987	146,368	592,709	346,839
Direct operating expenses	12,191	8,924	46,929	20,604
Selling, general and administrative expenses	651	1,221	2,825	8,773
Depreciation and amortization	533	1,791	2,145	2,247

Total operating costs and expenses	153,362	158,304	644,608	378,463

Operating income (loss)	$(16,933)	$8,462	$(1,671)	$11,171

KEY OPERATING STATISTICS:
Number of terminals (end of period)	12	12	12	12
Asphalt sales volume (thousands of tons).	394	460	1,927	1,153
Average sales price per ton	$346.27	$362.53	$333.65	$337.93
Asphalt margin per ton (19)	$(9.03)	$44.34	$26.07	$37.12
Capital expenditures	$512	$1,756	$2,167	$3,156

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
RETAIL SEGMENT	2007	2006	2007	2006
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales	$142,519	$87,197	$481,797	$351,493
Operating costs and expenses:
Cost of sales (18)	117,064	69,877	396,444	287,582
Selling, general and administrative expenses	22,675	15,941	73,863	56,280
Depreciation and amortization	2,770	1,262	7,724	5,453

Total operating costs and expenses	142,509	87,080	478,031	349,315

Gain on disposition of assets	29	4	68	4

Operating income	$39	$121	$3,834	$2,182

KEY OPERATING STATISTICS:
Number of stores (end of period)	307	206	307	206
Fuel sales (thousands of gallons)	26,872	20,121	91,946	75,969
Fuel sales (thousands of gallons per site per month) (20)	30	33	30	34
Fuel margin (cents per gallon) (21)	20.0	14.9	19.0	16.0
Fuel sales price (dollars per gallon) (22)	$2.97	$2.24	$2.82	$2.55
Merchandise sales	$63,351	$42,172	$221,640	$157,468
Merchandise sales (per site per month) (20)	69	68	72	70
Merchandise margin (23)	31.7%	34.0%	30.6%	32.9%
Capital expenditures	$3,014	$5,621	$8,968	$8,748

(1)	Includes corporate headquarters selling, general and administrative expenses of $176 and $167 for the three months ended December 31, 2007 and 2006, respectively, and $523 and $511 for the years ended December 31, 2007 and 2006, respectively, which are not allocated to our three operating segments.

(2)	Includes corporate depreciation and amortization of $277 and $256 for the three months ended December 31, 2007 and 2006, respectively, and $906 and $1,613 for the years ended December 31, 2007 and 2006, respectively, which are not allocated to our three operating segments.

(3)	Gain on disposition of assets reported for the three months and year ended December 31, 2007 reflects the recognition of $2,618 and $7,206, respectively, of deferred gain recorded primarily in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP (“HEP”) in March 2005 (“HEP Transaction”). Gain on disposition of assets reported for the year ended December 31, 2006 reflects the $52,500 pre-tax gain on disposition of assets recorded in connection with the Amdel and White Oil transaction and the recognition of $10,755 deferred gain recorded primarily in connection with the HEP transaction. Deferred gain recorded primarily in connection with the HEP transaction for the fourth quarter 2006 was $3,286.

(4)	Interest expense for the year ended December 31, 2006 includes $3,600 of prepayment premiums and $6,094 of unamortized debt issuance costs written off as a result of prepayments of $100,000 term loan in January 2006 and $30,200 of retail debt in July 2006.

(5)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings per common share, excluding the after-tax gain on disposition of assets, the after-tax interest expense related to prepayments of debt, the after-tax inventories adjustments related to acquisitions and the after-tax special employee bonus payment. Adjusted net income (loss) is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) are calculated based on amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) and earnings per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of our Company’s results and for comparison to other companies in our industry.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(dollars in thousands, except earnings per share)
Net income (loss)	$(39,869)	$21,970	$103,936	$157,368
Plus: Interest expense related to prepayments of debt, net of tax	—	—	—	5,866
Plus: Inventories adjustments related to acquisitions, net of tax	—	6,074	—	12,459
Plus: Special employee bonus payment, net of tax	—	—	—	1,780
Less: Gain on disposition of assets, net of tax	(1,610)	(2,022)	(4,432)	(38,928)

Adjusted net income (loss)	$(41,479)	$26,022	$99,504	$138,545

Weighted average common equivalent shares outstanding	46,775	46,751	46,763	46,738

Earnings (loss) per share, excluding after-tax gain on disposition of assets, interest expense related to prepayments of debt, net of tax, inventories adjustments related to acquisitions, net of tax and special employee bonus payment, net of tax	$(0.89)	$0.56	$2.13	$2.96

(6)	Adjusted EBITDA represents earnings before minority interest in income (loss) of subsidiaries, income tax expense (benefit), interest expense, depreciation, amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the three months and year ended December 31, 2007 and 2006, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(dollars in thousands)
Net income (loss)	$(39,869)	$21,970	$103,936	$157,368
Minority interest in income (loss) of subsidiaries	(2,595)	1,015	5,979	8,241
Income tax expense (benefit)	(33,583)	10,616	46,199	93,968
Interest expense	11,873	10,507	47,747	30,658
Depreciation and amortization	14,760	13,792	57,403	34,274
Gain on disposition of assets	(2,618)	(3,286)	(7,206)	(63,255)

Adjusted EBITDA	$(52,032)	$54,614	$254,058	$261,254

(7)	Includes corporate capital expenditures of $565 and $26 for the three months ended December 31, 2007 and 2006, respectively, and $1,571 and $188 for the years ended December 31, 2007 and 2006, respectively, which are not included in our three operating segment capital expenditures.

(8)	Net sales include inter-segment sales to our asphalt and retail segments at prices which are intended to approximate wholesale market prices. These inter-segment sales are eliminated through consolidation of our financial statements. Net sales for the year ended December 31, 2006 include $3,300 for the sale of sulfur credits.

(9)	Non-integrated marketing sales volume represents refined products sales to our wholesale marketing customers located in our non-integrated region. The refined products we sell in this region are obtained from third-party suppliers. Non-integrated marketing margin represents the margin between the net sales and cost of sales attributable to our non-integrated refined products sales volume, expressed on a per barrel basis.

(10)	Refinery operating margin for our Big Spring refinery is a per barrel measurement calculated by dividing the margin between net sales (exclusive of sale of sulfur credits for $3,300 for the year ended December 31, 2006) and cost of sales attributable to our refining and marketing segment, exclusive of net sales and cost of sales relating to our non-integrated system, by our Big Spring refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. The refinery operating margin for our California refineries is calculated by dividing the margin between the net sales and cost of sales by the throughput volumes at the California refineries. The 2006 refinery operating margin for the California refineries includes a charge of $19,987 to cost of sales for inventories adjustments related to acquisitions.

(11)	Refinery direct operating expenses is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and California refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(12)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil.
A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil.
(13)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.
(14)	Total refinery throughput represents the aggregate volume of crude oil and blendstock used in the refinery production process.
(15)	Total refinery production represents the barrels per day of various finished products produced from processing crude oil and other refinery feedstocks through the crude units and other conversion units at the applicable refinery.
(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.
(17)	Total refinery throughput and production data includes our Paramount refinery for the period from August 1, 2006 through December 31, 2006 and our Long Beach refinery for the period September 28, 2006 through December 31, 2006.
(18)	Cost of sales includes inter-segment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which are intended to approximate wholesale market prices. These inter-segment purchases are eliminated through consolidation of our financial statements.
(19)	Asphalt margin represents the difference between asphalt sales and the related net cost of purchased asphalt, including transportation costs and discounts divided by asphalt sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.
(20)	Fuel and merchandise sales per site for the year ended December 31, 2007 were calculated using 206 stores for six months and 307 stores for six months due to the acquisition of Skinny’s, Inc. on June 29, 2007. Fuel and merchandise sales per site for the year ended December 31, 2006 were calculated using 167 stores for six months and 206 stores for six months due to the Good Time Stores acquisition on July 3, 2006.
(21)	Fuel margin represents the difference between motor fuel revenues and the net cost of purchased fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.
(22)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail segment.
(23)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.
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